As filed with the Securities and Exchange Commission on June 13, 2022

Registration Statement No. 333-168374

Registration Statement No. 333-203763

Registration Statement No. 333-220518

Registration Statement No. 333-256376

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168374

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203763

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-220518

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256376

UNDER

THE SECURITIES ACT OF 1933

RENEWABLE ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-4785427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

416 South Bell Avenue Ames, Iowa	50010
(Address of Principal Executive Offices)	(Zip Code)

2021 Stock Incentive Plan

2009 Stock Incentive Plan

Amended and Restated 2009 Stock Incentive Plan

(Full title of the plan)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

c/o Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583

(Name and address of agent for service)

(925) 842-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Renewable Energy Group, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

1.	Registration Statement No. 333-168374, filed with the SEC on July 29, 2010, registering 5,400,000 shares of Common Stock issuable pursuant to the 2009 Stock Incentive Plan, as amended;

2.

Registration Statement No. 333-203763, filed with the SEC on April 30, 2015, registering 1,800,000 shares of Common Stock issuable pursuant to the Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”);

3.	Registration Statement No. 333-220518, filed with the SEC on September 19, 2017, registering 550,000 shares of Common Stock issuable pursuant to the 2009 Plan; and

4.	Registration Statement No. 333-256376, filed with the SEC on May 21, 2021, registering 1,900,000 shares of Common Stock issuable pursuant to the 2021 Stock Incentive Plan.

On June 13, 2022, pursuant to the Agreement and Plan of Merger, dated as of February 27, 2022, with Chevron Corporation, a Delaware corporation (“Parent”), Cyclone Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and the Registrant, Merger Subsidiary merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa, on June 13, 2022.

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Kevin Lucke
Kevin Lucke President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.